Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Enservco Corporation’s Registration Statements on Forms S-8 (File Nos. 333-222636 and 333-188156) of our report dated March 31, 2023 relating to the consolidated financial statements as of and for the year ended December 31, 2022, which appear in this Annual Report on Form 10-K.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, TX

March 31, 2023